Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter called the “Agreement”), dated as of November 19, 2003, is executed by and between TEXAS REGIONAL BANCSHARES, INC., a Texas corporation (“Texas Regional”), TEXAS REGIONAL DELAWARE, INC., a Delaware corporation and direct wholly-owned subsidiary of Texas Regional (“Texas Regional Delaware”) and SOUTHEAST TEXAS BANCSHARES, INC., a Texas corporation (“Southeast Texas”).

Texas Regional operates a commercial banking business in Texas through its wholly-owned subsidiary, Texas Regional Delaware, which owns all of the capital stock of Texas State Bank, a Texas state banking association (“Texas State Bank”).

Southeast Texas operates a commercial banking business in Texas through its wholly-owned subsidiary, Texas Community Bancshares of Delaware, Inc., a Delaware corporation (“Texas Community Delaware”), which owns (i) all of the authorized, issued and outstanding capital stock of Community Bank & Trust, SSB (“Community Bank & Trust”) (including its wholly-owned subsidiary, Community Loan Company), (ii) all of the authorized, issued and outstanding capital stock of Port Arthur Abstract and Title Company (“Port Arthur Abstract”) (including its wholly-owned subsidiary, Southeast Texas Title Company), (iii) all of the members’ interests in Southeast Texas Insurance Services Holdings, L.L.C. (and its subsidiary Southeast Texas Insurance Services, L.P. of which it serves as the 0.1% general partner); and (iv) all of the limited partnership interests in Southeast Texas Insurance Services, L.P. (which constitutes 99.9% of the ownership interest therein).

As used in this Agreement, any reference to the subsidiaries of Southeast Texas includes any and all direct or indirect subsidiaries of Southeast Texas, including specifically but without limitation Texas Community Delaware, Community Bank & Trust, Port Arthur Abstract and Southeast Texas Insurance Services Holdings, L.L.C. and the limited partnership interests in Southeast Texas Insurance Services, L.P.

Each of the shareholders of Southeast Texas listed on Annex A (the “Principal Shareholders”) has of even date herewith executed a Shareholders’ Agreement and Irrevocable Proxy, in the form attached hereto as Annex B, for the limited purpose of evidencing such shareholder’s consent to and approval of the transaction herein described and pursuant to which each has agreed to vote for the transaction at the Southeast Texas shareholders meeting and to support and recommend the transaction to the other shareholders of Southeast Texas.  Each person listed on Annex A is a director or executive officer or 5% or greater shareholder of Southeast Texas.

W I T N E S S E T H:

This Agreement provides for the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, a direct wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization.

As a result of the merger, the shareholders of Southeast Texas (other than any shareholder exercising dissenters’ rights of appraisal) will receive either cash, or shares of Texas Regional Common Stock (hereafter defined), or a combination of cash and shares of Texas Regional Common Stock, in exchange for their shares of Southeast Texas common stock, as described in this Agreement.  With the closing of the transaction, Southeast Texas shall be merged with and into Texas Regional Delaware, and Southeast Texas will cease its separate existence.

Upon consummation of the merger of Southeast Texas with and into Texas Regional Delaware, all rights, privileges, immunities, powers and franchises of each of Texas Regional Delaware and Southeast Texas shall be merged into Texas Regional Delaware as the surviving corporation (sometimes herein referred to as the “Surviving Corporation”).  Without any other action, at the Effective Time, Texas Regional Delaware shall be vested with all property, real, personal and mixed, of Texas Regional Delaware and Southeast Texas. Texas Regional Delaware shall thereafter possess all of the interests, both public and private, of each of Texas Regional Delaware and Southeast Texas and all claims of creditors of each of Texas Regional Delaware and Southeast Texas shall survive and any liens shall be preserved unimpaired in Texas Regional Delaware as the Surviving Corporation.  All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in a Certificate of Merger to be executed by and among Texas Regional Delaware and Southeast Texas in the form required by the Secretary of State of Delaware, and in Articles of Merger to be executed by and among Texas Regional Delaware and Southeast Texas in the form required by the Secretary of State of Texas.

Following the Effective Time of the merger of Southeast Texas with and into Texas Regional Delaware, it is anticipated that Texas Community Delaware will be merged with and into Texas Regional Delaware, and all rights, privileges, immunities, powers and franchises of each of Texas Regional Delaware and Texas Community Delaware shall be merged into Texas Regional Delaware as the Surviving Corporation.  Without any other action, at the Effective Time, Texas Regional Delaware shall be vested with all property, real, personal and mixed, of Texas Regional Delaware and Texas Community Delaware, and Texas Community Delaware will cease its separate existence.  Texas Regional Delaware shall thereafter possess all of the interests, both public and private, of each of Texas Regional Delaware and Texas Community Delaware and all claims of creditors of each of Texas Regional Delaware and Texas Community Delaware shall survive and any liens shall be preserved unimpaired in Texas Regional Delaware as the Surviving Corporation.  All of the foregoing shall be effected pursuant to and as set forth in this Agreement and in Articles of Merger to be executed by and among Texas Regional Delaware and Texas Community Delaware in the form required by the Secretary of State of Texas, and a Certificate of Merger to be executed by and among Texas Regional Delaware and Texas Community Delaware in the form required by the Secretary of State of Delaware.

In addition, following the Effective Times of the mergers of both Southeast Texas and Texas Community Delaware into Texas Regional Delaware, it is anticipated that Community Bank & Trust will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and Community Bank & Trust shall be merged into Texas State Bank as the surviving banking association.  Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of Community Bank & Trust and Texas State Bank, and Community Bank & Trust will cease its separate existence.  Texas State Bank shall thereafter possess all of the interests, both public and private, of each of Community Bank & Trust and Texas State Bank, and all claims of creditors of each of Texas State Bank and Community Bank & Trust shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association.  All of the foregoing shall be effected pursuant to and as set forth in Articles of Merger to be executed in the form required by the Texas Banking Department by and among Texas State Bank and Community Bank & Trust.

For Federal income tax purposes, each merger described in this Agreement is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PLAN OF MERGER

1.1           The Merger.  Following approval of the merger transaction by applicable regulatory authorities and the shareholders of Southeast Texas, and the fulfillment of other conditions precedent to such merger transaction as herein described, Texas Regional Delaware and Southeast Texas shall each execute and deliver a Certificate of Merger (the “Certificate of Merger”) in the form required for filing with the Secretary of State of Delaware and Articles of Merger (the “Articles of Merger”) in the form required for filing with the Secretary of State of Texas.  As used herein, the term “Merger” shall mean and refer to the merger of Southeast Texas with and into Texas Regional Delaware.  At the Effective Time of the Merger, (i) the rights of the shareholders of Southeast Texas (other than any shareholder exercising dissenters’ rights of appraisal) shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive cash and/or shares of Texas Regional Common Stock as herein provided, and (ii) the rights of any dissenting shareholder shall be converted into the right to receive cash pursuant to the exercise of his or her dissenters’ rights of appraisal, as provided by law.  Upon consummation of the merger, each shareholder of Southeast Texas shall cease to be a shareholder of Southeast Texas for all purposes and his, her or its share certificate shall for all purposes be cancelled automatically without any further action on the part of the shareholder.

1.2           Consideration to Southeast Texas Shareholders.

1.2.1        Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Texas Regional, Texas Regional Delaware or any holder of shares of Southeast Texas:

(a)           Subject to other applicable provisions of this Agreement, including Sections 1.2.1(d) and (e), each common share, without par value, of Southeast Texas (“Southeast Texas Common Shares”) issued and outstanding immediately prior to the Effective Time of the Merger (other than Southeast Texas Common Shares held directly or indirectly by Southeast Texas (“Treasury Shares”) and Dissenters’ Shares)will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of fully paid and nonassessable shares of Texas Regional Class A Voting common stock, par value $1.00 per share, of Texas Regional (“Texas Regional Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”), or (B) the Per Share Cash Consideration. “Exchange Ratio” means $100.00 divided by the Texas Regional Common Stock Value.  “Texas Regional Common Stock Value” means the lesser of (y) $36.86 or (z) the average of the closing sale prices for a share of Texas Regional Common Stock as reported on NASDAQ Stock Market, Inc. National Market System (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) during the ten consecutive business days beginning eleven business days before the date of receipt of Federal Reserve Board approval of the transaction (the “Determination Period”).  The Exchange Ratio shall be calculated to the nearest one-one hundredth of a share of Texas Regional Common Stock. “Consideration” means the Per Share Cash Consideration and the Per Share Stock Consideration. “Per Share Cash Consideration” means $100.00 in cash.

(b)           Each Southeast Texas Common Share that, immediately prior to the Effective Time of the Merger, is a Treasury Share will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

(c)           At the Effective Time of the Merger, each common share, without par value, of Texas Regional Delaware issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding as the same number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the “Surviving Corporation Common Shares”) equal to the number of Texas Regional Delaware shares outstanding immediately prior to the Effective Time of the Merger.

(d)           Subject to the allocation procedures set forth in Section 1.2.1(a), each record holder of Southeast Texas Common Shares will be entitled (i) to elect to receive shares of Texas Regional Common Stock for all of the Southeast Texas Common Shares (“Stock Election Shares”) held by such record holder, (ii) to elect to receive cash for all of the Southeast Texas Common Shares (“Cash Election Shares”) held by such record holder; or (iii) to elect to receive part shares of Texas Regional Common Stock (such portion of the Southeast Texas Common Shares attributable to the election to receive shares being included in Stock Election Shares) and part cash (such portion of the Southeast Texas Common Shares attributable to the election to receive cash being included in Cash Election Shares) for his, her or its Southeast Texas Common Shares; or (iv) to indicate that such holder makes no such election for all of the Southeast Texas Common Shares (“No-Election Shares”) held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Southeast Texas Common Shares to be converted into the right to receive the Per Share Stock

Consideration in the Merger (the “Stock Number”) will equal as nearly as practicable the Stock Percentage, as hereafter defined, multiplied by the total number of Southeast Texas Common Shares outstanding immediately prior to the Effective Time of the Merger. All such elections (each, an “Election”) shall be made on a form designed for that purpose by Texas Regional and reasonably acceptable to Southeast Texas (an “Election Form”). Any Southeast Texas Common Shares for which the record holder has not, as of the Election Deadline, properly submitted to Texas Regional or the Exchange Agent a properly completed Election Form (excluding any Dissenters’ Shares) will be deemed No-Election Shares. All Dissenters’ Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the “Exchange Agent”) will be either Texas State Bank or another bank or trust company in the United States selected by Texas Regional and reasonably acceptable to Southeast Texas. At Texas Regional’s election, the duties of the Exchange Agent may be bifurcated such that the issuance and handling of the newly issued shares of Texas Regional stock may be handled by Texas Regional’s transfer agent and the Southeast Texas share certificate handling, Election Form handling, allocation determinations may be made by Texas State Bank as the Exchange Agent.  “Stock Percentage” means a number within the range of not greater than 50% and not less than 40% (the “Stock Percentage Range”); provided that the Stock Percentage shall mean 0% if the number of Cash Election Shares is greater than 60% and Texas Regional so elects by written notice delivered to Southeast Texas specifying such new Stock Percentage and makes a public announcement of such election in each case not less than ten trading days prior to the date of the Southeast Texas Shareholders Meeting (the “Additional Cash Election”).

(e)           The allocation among the holders of Southeast Texas Common Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

(i)            Number of Stock Election Shares Less Than 40%. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than 40% of the Southeast Texas Common Shares, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable, but not less than, 40% of the Southeast Texas Common Shares, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than or equal to 40% of the Southeast Texas Common Shares, all No-Election Shares will be Stock-Selected No-Election Shares; (C) if the sum of Stock Election Shares and No-Election Shares is less than 40% of the Southeast Texas Common Shares, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable, but not less than, 40% of the Southeast Texas Common Shares, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration;

(ii)           Number of Stock Election Shares Greater Than 50%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than 50% of the Southeast Texas Common Shares, then (A) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares so that the sum of such number and the number of Cash Election Shares and No-Election Shares equals as closely as practicable 50% of the Southeast Texas Common Shares, and each such allocated Stock-Election Share (each, a “Converted Stock Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.  The remaining Stock Election Shares (which are not Converted Stock Election Shares) will be as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; or

(iii)          Number of Stock Election Shares from 40% to 50%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) equals at least 40% and not more than 50% of the Southeast Texas Common Shares, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration and (B) each No-Election Share and Cash Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.

(f)            Exchange Procedures.

(i)            At the time of mailing of the proxy statement to holders of record of Southeast Texas Common Shares entitled to vote at the Southeast Texas shareholders meeting, Texas Regional will mail, or will cause its Exchange Agent to mail, with the proxy statement, an election form and a letter of transmittal (each in customary form) to each such holder. Southeast Texas will use its commercially reasonable best efforts to make the election form and the proxy statement available to all persons who become record holders of Southeast Texas common stock during the period between the record date used for mailing of the notice of the Southeast Texas shareholders meeting, and the Election Deadline. To be effective, an election form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., McAllen, Texas, local time, on the business day that is five trading days prior to the Closing Date (the “Election Deadline”) and accompanied by the certificates representing all Southeast Texas Common Shares (“Old Certificates”) as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Southeast Texas (or accompanied by an appropriate guarantee of delivery by an eligible organization). The Exchange Agent shall make all computations contemplated by Section 1.2.1 of this Agreement, and, after the concurrence of Southeast Texas (not to be unreasonably withheld), all such computations will be conclusive and binding on the former holders of Southeast Texas Common Shares absent manifest error. Any election form may be revoked, by the holder who submitted such election form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Texas Regional and Southeast Texas that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Texas Regional and Southeast Texas, make such rules as are consistent with this Agreement for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. If a third party Exchange Agent is used, prior to the Effective Time of the Merger, Texas Regional will enter into an exchange agent agreement with the Exchange Agent setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated to be made by the Exchange Agent pursuant to this Agreement.  Texas Regional shall use reasonable efforts to submit any proposed exchange agent agreement to Southeast Texas for review and comment prior to execution.

(ii)           At or prior to the Effective Time of the Merger, Texas Regional will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of holders of Southeast Texas Common Shares, certificates representing shares of Texas Regional Common Stock (“New Certificates”) and will either deposit with the Exchange Agent, or will hold in a segregated account, an amount of cash sufficient to deliver to the holders of Southeast Texas Common Shares (other than Dissenters’ Shares) the aggregate Consideration to which such holders are entitled pursuant to Section 1.2.1, together with all cash and other property to which such holders may be entitled in respect of dividends and distributions with a record date occurring after the Effective Time of the Merger (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Time of the Merger with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Texas Regional shall assume that there will not be any fractional shares of Texas Regional Common Stock. In addition, from time to time as needed after the Effective Time of the Merger, Texas Regional shall deposit or shall cause to be deposited with the Exchange Agent, for addition to the Exchange Fund, cash sufficient to pay cash in lieu of fractional shares in accordance with this Agreement. At the time of such deposit, Texas Regional will irrevocably instruct the Exchange Agent to deliver such Consideration and other cash and property (or will itself deliver, to the extent that Texas Regional is holding the same) out of the Exchange Fund after the Effective Time of the Merger to the holders of Southeast Texas Common Shares (other than Dissenters’ Shares) in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(iii)          The holder of each Old Certificate, upon the later of the Effective Time of the Merger or the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Consideration into which Southeast Texas Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 1.2.1 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a New Certificate representing Texas Regional Common Stock is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 1.2.1, such Texas Regional Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Southeast Texas Common Shares that is not registered on the transfer records of Southeast Texas, a New Certificate representing the appropriate number of shares of Texas Regional Common Stock may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Texas Regional Common Stock to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Texas Regional that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon exchange as contemplated in this Section, the Consideration into which Southeast Texas Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any cash payable upon surrender of any Old Certificate.

(iv)          Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Southeast Texas Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(v)           No dividends or other distributions with respect to Texas Regional Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any Old Certificate with respect to the shares of Texas Regional Common Stock issuable in exchange therefor, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Agreement, until the holder is entitled to receive, in exchange for such Old

Certificate, the Per Share Stock Consideration represented by such Old Certificate. Subject to applicable law, after the holder of any Old Certificate becomes so entitled to receive the Per Share Stock Consideration, there shall be paid to the holder of the New Certificate representing whole shares of Texas Regional Common Stock issued in exchange for such Old Certificate, without interest, (i) at the time of such exchange, the amount of any cash payable in lieu of a factional share of Texas Regional Common Stock to which such holder is entitled pursuant to this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Texas Regional Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to the time of such exchange and a payment date subsequent to the time of such exchange payable with respect to such whole shares of Texas Regional Common Stock.

(vi)          Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for twelve months after the Effective Time of the Merger will be returned to Texas Regional. Any holders of Old Certificates who have not theretofore complied with this Agreement shall thereafter look only to Texas Regional for, and, subject to subsection (iv) above, Texas Regional shall remain liable for payment of their claim for Consideration, cash in lieu of any fractional share interests and unpaid dividends and distributions on shares of Texas Regional Common Stock deliverable in respect of each Southeast Texas common share represented by such Old Certificates such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

(g)           Anti-Dilution Adjustments.    Should Texas Regional change (or establish a record date for changing) the number of shares of Texas Regional Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Texas Regional Common Stock having a record date preceding the Effective Time of the Merger, the Exchange Ratio will be adjusted appropriately to provide to the holders of Southeast Texas Common Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction.

(h)           Fractional Shares.  Fractional shares shall not be issued under section (a) above, or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of the Texas Regional Common Stock Value (as hereinabove defined) multiplied by the fraction of a Texas Regional share that would otherwise have been issued.

(i)            Dissenting Shareholders.  Amounts payable in respect of shareholders exercising dissenters’ rights shall be payable by the Surviving Corporation in the merger transaction in such amounts and at such times as may be required under applicable provisions of law respecting the exercise of dissenters’ rights.

1.2.2        The Per Share Stock Consideration to which a Southeast Texas shareholder may be entitled shall be issued, and the Per Share Cash Consideration to which each Southeast Texas shareholder may be entitled shall be paid, upon surrender of such shareholder’s share certificate or certificates evidencing shares of Southeast Texas stock.  Texas Regional shall request that the Exchange Agent deliver share certificates and Per Share Cash Consideration at the time of Closing to shareholders who have surrendered their Southeast Texas share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder’s address as stated on the stock transfer records of Southeast Texas, or (ii) by such other arrangements as may be mutually agreed by and between such former Southeast Texas shareholder and Texas Regional or Texas Regional’s Exchange Agent.  Any delivery of Texas Regional share certificates or Per Share Cash Consideration to shareholders who surrender their Southeast Texas share certificates following the date of Closing shall be mailed to the former Southeast Texas shareholder within a reasonable period of time (not to exceed 30 calendar days) following receipt of the shareholder’s Southeast Texas share certificate.  The stock transfer records of Southeast Texas shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of Southeast Texas capital stock shall take place thereafter.

1.2.3        Any Texas Regional share certificate or Per Share Cash Consideration that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of Southeast Texas who has exercised his, her or its dissenters’ rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time such shareholder shall cease to be a dissenting shareholder for purposes of this Agreement and the provisions of section 1.2.2 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters’ rights; or (ii) the time of settlement or judicial or other resolution of such shareholder’s dissenters’ rights action, at which time Texas Regional’s obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

1.2.4        Any dividends (including stock dividends) or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder’s Southeast Texas share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

1.3           Closing.  The closing (“Closing”) of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the “Closing Date”):

1.3.1        The month-end next following expiration of any required waiting period following the date of approval by the Federal Reserve Board as required by Section 7.02 herein; or

1.3.2        Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

1.3.3        The month-end next following receipt of Southeast Texas shareholder approval at a duly called meeting of the shareholders; or

1.3.4        If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to this Agreement (including Section 5.4 hereof), has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

1.3.5        Such other date as Southeast Texas and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, 3900 North 10th Street, Suite 1100, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable.  If Closing shall not have been accomplished on or before April 30, 2004 (the “Outside Closing Date”), this Agreement shall, at the election of either Southeast Texas or Texas Regional by written notice, terminate and be of no further force or effect, except that if the Closing shall not have been accomplished on or before April 30, 2004 because of the failure to receive required bank regulatory authority approvals, either Texas Regional or Southeast Texas may elect to extend the Outside Closing Date to the earlier of June 30, 2004 or the date that the approval is denied by the regulatory authority.  The parties respectively agree to use commercially reasonable efforts to close the transactions contemplated by this Agreement by February 27, 2004, but it is agreed that neither party shall have liability to the other (or to any other person) if the transaction is not closed prior to that date.  Any termination which occurs through no fault of Southeast Texas or Texas Regional shall be without liability to any of the parties hereto.  This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of Southeast Texas and Texas Regional.

1.4           Effective Time.  The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Certificate of Merger and the Articles of Merger to become effective on the Closing Date.  The merger shall become effective (herein referred to as the “Effective Time”) upon issuance of a confirmation of filing and acceptance of the Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which Southeast Texas is merged with and into Texas Regional Delaware.

1.5           Effect of Merger.  As a result of the merger of Southeast Texas with and into Texas Regional Delaware, and the merger of Texas Community Delaware with and into Texas Regional Delaware, the assets, liabilities and business of each of Southeast Texas and Texas Community Delaware (including ownership of all of the capital stock of Community Bank & Trust and Port Arthur Abstract, all of the membership interest in Southeast Texas Insurance Services Holdings, L.L.C. and all of the limited partnership interests in Southeast Texas Insurance Services, L.P.) shall be acquired by Texas Regional Delaware, free and clear of any and all liens, claims or encumbrances other than those described in Section 1.5 of the Disclosure Letter.

1.6           Subsidiary Mergers.  Southeast Texas, Texas Community Delaware and Community Bank & Trust shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the mergers of Texas Community Delaware with into Texas Regional Delaware, and Community Bank & Trust with and into Texas State Bank, including execution and delivery of Articles of Merger, Certificates of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to become effective in a timely manner.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SOUTHEAST TEXAS

Southeast Texas a hereby represents and warrants to, and covenants and agrees with, Texas Regional as follows:

2.1           Organization and Operation of Southeast Texas.  Southeast Texas is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.  Southeast Texas directly owns all of the issued and outstanding capital stock of Texas Community Delaware and thereby indirectly owns all of the issued and outstanding capital stock of Community Bank & Trust.  Southeast Texas is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects.  True and complete copies of the Articles of Incorporation and Bylaws of Southeast Texas as amended to date, have been delivered to Texas Regional.  Southeast Texas is not a reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”).  The only business of Southeast Texas is its ownership and operation of its subsidiary, Texas Community Delaware, and ancillary activities directly related thereto.  Southeast Texas (meaning for these limited purposes the parent company only) has no assets other than its ownership of all of the capital stock of Texas Community Delaware.  Southeast Texas (meaning for these limited purposes the parent company only) has no liabilities, liquidated or unliquidated, fixed or contingent, other than its obligations as described in Section 2.1 of the Disclosure Letter.  There is presently no default, and no event or circumstance which with the passage of time or the giving of notice could constitute a default, by Southeast Texas or any other person under the terms of any instrument describing or securing the obligations of Southeast Texas or its subsidiaries.  All of the indebtedness and other obligations of Southeast Texas have been created and incurred (including any offering or sale of Southeast Texas obligations) in compliance with all applicable regulatory requirements in all material respects, including required approvals of the Federal Reserve Board, and all other requirements of law, including compliance with applicable securities laws and regulations in all material respects.  Southeast Texas is not a member of any joint venture or partnership and Southeast Texas does not own the securities of any other entity other than as herein described.

2.2           Organization and Operation of Texas Community Delaware.  Texas Community Delaware is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.  Texas Community Delaware directly owns all of the issued and outstanding capital stock of Community Bank & Trust.  Texas Community Delaware is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations in all material respects.  True and complete copies of the Certificate of Incorporation and Bylaws of Texas Community Delaware, as amended to date, have been delivered to Texas Regional.  Texas Community Delaware is not a reporting company under the 1934 Act.  The only business of Texas Community Delaware is the ownership and operation of its wholly-owned subsidiaries, Community Bank & Trust (including its wholly-owned subsidiary, Community Loan Company), Port Arthur Abstract (including its wholly-owned subsidiary Southeast Texas Title Company), and Southeast Texas Insurance Services Holdings, L.L.C. (and its subsidiary Southeast Texas Insurance Services, L.P. of which it serves as the 0.1% general partner and Texas Community Delaware is the 99.9% limited partner), and ancillary activities directly related thereto.  Texas Community Delaware has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of Community Bank & Trust and Port Arthur Abstract, all of the membership interest in Southeast Texas Insurance Services Holdings, L.L.C. and all of the limited partnership interest in Southeast Texas Insurance Services, L.P.  Without limiting the generality of the foregoing, Texas Community Delaware is not a member of any joint venture or partnership and Texas Community Delaware does not own the securities of any other entity other than as described in this Section 2.2.  Community Loan Company is an inactive corporation, presently in the process of liquidation.

2.3           Organization and Operation of Operating Subsidiaries.

a.             Community Bank & Trust is a Texas state savings bank, duly organized and existing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its banking business.  Community Bank & Trust has 28 branch banking facilities the locations of which are listed in Section 2.3(a) of the Disclosure Letter, each of which holds a valid branch license for operation of a branch at its branch location.  No license applications are pending for establishment of any other or additional branch facilities, except as otherwise described in Section 2.3(a) of the Disclosure Letter.  True and complete copies of the Articles of Association and Bylaws of Community Bank & Trust, as amended to date, have been delivered to Texas Regional.  Community Bank & Trust (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Savings and Loan Department and its primary federal regulator, the Federal Deposit Insurance Corporation, and other applicable regulatory authorities; (ii) is an insured bank as defined in the Federal Deposit Insurance Act; and (iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it.  All books and records related to the business of Community Bank & Trust are true, correct and complete in all material respects.  Community Bank & Trust’s banking, trust business and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Savings Bank Act, the Federal Deposit Insurance Act and the regulations of the Texas Savings and Loan Department and the Federal Deposit Insurance Corporation in all

material respects.  Without limiting the foregoing, Community Bank & Trust has all requisite trust powers for the operation of its trust business as presently or proposed to be conducted.  The trust business is conducted in accordance with sound trust management practices.  Except as disclosed in Section 2.3 of the Disclosure Letter, Community Bank & Trust has no subsidiaries or affiliates, owns no voting securities of any other corporation or other entity, and is not a member of any joint venture or partnership, except as described herein.

b.             Port Arthur Abstract is a Texas business corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its title insurance agency business.   Southeast Texas Title Company is a Texas business corporation duly organized, validly existing and in good standing under the laws of the State of Texas, wholly-owned by Port Arthur Abstract and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its title insurance agency business.   Port Arthur Abstract and Southeast Texas Title Company each hold all licenses and permits required to conduct the business of a title insurance agency, including all licenses required under the Texas Insurance Code and regulations promulgated thereunder.  Port Arthur Abstract and its subsidiary have two (2) offices the locations of which are listed in Section 2.3(b) of the Disclosure Letter, each of which holds a valid license for operation at its office location.  No license applications are pending for establishment of any other or additional facilities.  True and complete copies of the Articles of Association and Bylaws of Port Arthur Abstract and Southeast Texas Title Company, as amended to date, have been delivered to Texas Regional.  All books and records related to the business of Port Arthur Abstract and Southeast Texas Title Company are true, correct and complete in all material respects.  Without limiting the foregoing each of Port Arthur Abstract and Southeast Texas Title Company are current in all of their respective accounts current with insurance companies, managing general agencies and others, and neither is out of trust with respect to any aspect of its business, including its escrow accounts.  Port Arthur Abstract’s and Southeast Texas Title Company’s respective business activities are in full compliance with sound title insurance agency management practices and applicable provisions of law, including the Texas Insurance Code and applicable requirements of the Texas Department of Insurance.  Port Arthur Abstract and Southeast Texas Title Company have no subsidiaries or affiliates, own no voting securities of any other corporation or other entity, and are not a member of any joint venture or partnership, except as otherwise disclosed herein.

c.             Southeast Texas Insurance Services Holdings, L.L.C. is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including specifically its acting as the general partner of a limited partnership engaged in a general insurance agency business.   Southeast Texas Insurance Services, L.P. is a Texas limited partnership of which Southeast Texas Insurance Services Holdings, L.L.C. is the sole general partner owning a 0.1% interest therein, and Texas Community Delaware is the sole limited partner owning a 99.9% interest therein.  Southeast Texas Insurance Services, L.P. has been duly organized, is validly existing and in good standing under the laws of the State of

Texas, and has full power and authority (including all licenss, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it.  Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. each hold all licenses and permits required to conduct the business of an insurance agency selling property and casualty, life and health and other general lines of insurance, including all licenses required under the Texas Insurance Code and regulations promulgated thereunder.  Southeast Texas Insurance Services, L.P. has two (2) offices the locations of which are listed in Section 2.3(c) of the Disclosure Letter, each of which holds a valid license for operation at its office location.  No license applications are pending for establishment of any other or additional facilities.  True and complete copies of the Articles of Organization and Regulations of Southeast Texas Insurance Services Holdings, L.L.C., and true and complete copies of the Certificate of Limited Partnership and Agreement of Limited Partnership of Southeast Texas Insurance Services, L.P., in each case as amended to date, have been delivered to Texas Regional.  All books and records related to the business of Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. are true, correct and complete.  Without limiting the foregoing Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P. are each current in all of their respective accounts current with insurance companies, managing general agencies and others, and neither is out of trust with respect to any aspect of its business.  Southeast Texas Insurance Services Holdings, L.L.C.’s and Southeast Texas Insurance Services, L.P.’s business activities are in full compliance with sound insurance agency management practices and applicable provisions of law, including the Texas Insurance Code and applicable requirements of the Texas Department of Insurance.  Southeast Texas Insurance Services Holdings, L.L.C. nor Southeast Texas Insurances Services, L.P. have no subsidiaries or affiliates, own no voting securities of any other corporation or other entity, are not members of any joint venture or partnership, except as otherwise described herein.

2.4           Capitalization and Ownership.

2.4.1        The authorized capital stock of Southeast Texas consists of (i) 10,000,000 shares of common stock, par value $10.00 per share, of which a total of 2,139,707 shares (the “Southeast Texas Common Shares”) are outstanding and of which an additional 500 are held as treasury shares, all of such 2,139,707 shares have been validly issued and are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by Southeast Texas to Texas Regional; and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which a total of 124,985 shares of Series D Preferred shares (the “Southeast Texas Preferred Shares”) are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the preferred shareholder list previously delivered by Southeast Texas to Texas Regional.  Upon conversion of all Southeast Texas Preferred Shares to Southeast Texas Common Shares, which shall occur prior to Closing as herein described, a total of 2,264,692 Southeast Texas Common Shares will be issued and outstanding, and such number of Southeast Texas Common Shares will be issued and outstanding at the time of Closing.  The Southeast Texas Preferred Shares were issued pursuant to a Statement of Determination of Rights and Preferences of Series D 6% Preferred Stock of Southeast Texas Bancshares, Inc. as filed with the Office of the Secretary of State of Texas on August 14, 2003.  There are no other Series D preferred shares and no other series of preferred shares presently outstanding.  Upon conversion of the Series D Preferred Shares to

Southeast Texas Common Shares, an additional 124,985 Southeast Texas Common Shares will be issued in respect of such conversion.  Neither the Southeast Texas Common Shares nor the Southeast Texas Preferred Shares have been issued in violation of the preemptive rights of any stockholder, and all Southeast Texas Common Shares and all Southeast Texas Preferred Shares have been offered, sold and issued in compliance with all applicable legal requirements, including applicable state and federal securities laws and regulations..

2.4.2        The authorized capital stock of Texas Community Delaware consists of 3,000 shares of common stock, par value $0.01 per share, 1,000 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by Southeast Texas.

2.4.3        The authorized capital stock of Community Bank & Trust consists of 200,000 shares of capital stock, par value $100.00 per share, 10,401 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware.

2.4.4        The authorized capital stock of Port Arthur Abstract consists of 100,000 shares of capital stock, par value $1.00 per share, 50,000 of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware.

2.4.5        The sole member of Southeast Texas Insurance Services Holdings, L.L.C. is Texas Community Delaware.  The sole general partner of Southeast Texas Insurance Services, L.P. is Southeast Texas Insurance Services Holdings, L.L.C., and the sole limited partner of Southeast Texas Insurance Services, L.P. is Texas Community Delaware.

2.4.6        Except as described in Section 2.4.6 of the Disclosure Letter, there are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating Southeast Texas, Texas Community Delaware, Community Bank & Trust, or any other direct or indirect subsidiary of Southeast Texas to issue, directly or indirectly, additional shares of capital stock, and there are no outstanding stock appreciation rights or similar rights to participate in the appreciation of the value of the capital stock of Southeast Texas, and no authorization for any of the foregoing has been given.  Except as described in Section 2.4.6 of the Disclosure Letter, there are, and as of Closing there will be, no bonus agreements, incentive compensation agreements, rights or other agreements of any kind outstanding pursuant to which Southeast Texas or any subsidiary is obligated to pay any person any amount calculated with respect to the value (including any appreciation in value) of the capital stock of Southeast Texas.  Neither Southeast Texas, Texas Community Delaware nor Community Bank & Trust has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

2.5           Financial Statements and Records.

2.5.1        Southeast Texas has delivered to Texas Regional (i) the audited consolidated balance sheet of Southeast Texas and its subsidiaries as of December 31, 2002 and 2001, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years then ended, together with the notes thereto, accompanied by the audit report thereon of the independent certified public accountant who audited such statements (the “Southeast Texas Year End Financial Statements”).  The Southeast Texas Year End Financial Statements fairly present the financial position of Southeast Texas and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.  In addition, Southeast Texas has delivered to Texas Regional the unaudited balance sheet of Southeast Texas as of September 30, 2003, and the unaudited balance sheet and regulatory report of condition of Community Bank & Trust as of September 30, 2003 and the related unaudited statements of income for each of Southeast Texas and Community Bank & Trust for the nine-month period then ended (collectively, the “Southeast Texas Interim Financial Statements”).  The Balance Sheet included within the Southeast Texas Interim Financial Statements is herein referred to as the “Southeast Texas Current Balance Sheet.”  In the opinion of the management of Southeast Texas, the Southeast Texas Interim Financial Statements also fairly present the financial position of Southeast Texas and Community Bank & Trust as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.  The Southeast Texas Year End Financial Statements and the Southeast Texas Interim Financial Statements are collectively referred to hereinafter as the “Southeast Texas Financial Statements.”  The Southeast Texas Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading.  Without limiting the generality of the foregoing, Southeast Texas specifically represents to Texas Regional that Southeast Texas and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the Southeast Texas Financial Statements, except (a) deposit liabilities and other current liabilities incurred in the ordinary course of business since the date of the balance sheets included therein, and (b) in the case of interim financial statements, normal recurring year-end adjustments, none of which are or will be material.  As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since December 31, 2002, will have been fully disclosed to Texas Regional.  Southeast Texas shall record as liabilities all obligations arising as a result of the consummation of the transactions contemplated by this Agreement at Closing.  Such obligations shall include, but not be limited to, required payments under stock appreciation rights agreements and any required payments to settle and terminate material contracts for data processing services and automated teller machine contracts effective as of May 8, 2004, or such other date determined by mutual decision of Texas Regional and Southeast Texas.  The Southeast Texas Current Balance Sheet does not reflect such obligations; however, the financial statements provided for purposes of Section 5.9.1 of this Agreement will reflect such liabilities.

2.5.2        Except as disclosed in Section 2.5.2 of the Disclosure Letter, since December 31, 2001, there have not been any changes which would have a Material Adverse Effect (as hereafter defined) on the financial condition, results of operations, business or prospects of Southeast Texas and its subsidiaries, nor have there been any other events or conditions of any character which individually or in the aggregate have or could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or its subsidiaries.

2.5.3        The books and records of Southeast Texas and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied.  As of the date hereof and as of the Closing, all of the minute books of Southeast Texas and its subsidiaries are and will be complete, accurate and current in all material respects.

2.6           Loans.

2.6.1        All loans included in the assets of Southeast Texas and its subsidiaries, including specifically Community Bank & Trust, and all commitments to make loans (which includes mortgage loan and leasing transactions, and off balance sheet lending transactions such as letters of credit, and which constitutes all of the lending business of Southeast Texas), have been made in the ordinary course of business of Southeast Texas and are adequately reserved pursuant to the Loan Loss Reserve (as hereafter defined) of Community Bank & Trust.

2.6.2        All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of Southeast Texas and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by Southeast Texas (and marked for identification by Texas Regional and Southeast Texas), which listing is herein called the “Related Party Transaction List.”  In the reasonable opinion of the management of Southeast Texas, the loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

2.6.3        The reserves for loan losses of Community Bank & Trust (which constitute the total reserves of Southeast Texas) have been calculated in accordance with all applicable rules and regulations.  In the reasonable opinion of the management of Southeast Texas, the reserve for loan losses shown on the Southeast Texas Current Balance Sheet (the “Loan Loss Reserve”) is adequate in all respects to provide for all losses on loans outstanding as of the date of the Southeast Texas Current Balance Sheet and the Loan Loss Reserve as shown on the balance sheet delivered immediately prior to Closing will be adequate in all respects to provide for all losses on loans outstanding as of that date. Southeast Texas may, prior to the Closing Date, adjust its Loan Loss Reserve to not less than the greater of (a) 1.25% of outstanding loans, or (b) such greater amount as may be required so that the Loan Loss Reserve will be adequate in all respects (in the reasonable judgment of Texas Regional) to provide for all losses on loans outstanding as of the Closing Date.  Such adjustment shall be reflected in the financial statements provided for purposes of Section 5.9.1 of this Agreement.

2.7           Properties.  Except as set forth on Section 2.7A of the Disclosure Letter, Southeast Texas and its subsidiaries, including Community Bank & Trust, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purports to own, including without limitation, all assets and properties reflected on the Southeast Texas Current Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Southeast Texas Current Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the Southeast Texas Current Balance Sheet or the notes to the Southeast Texas Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by Community Bank & Trust from Federal Reserve Banks and the Federal Home Loan Bank of Dallas,  or to secure deposits of funds by federal, state or other governmental agencies, (iv) the pledge by Southeast Texas of its stock in Community Bank & Trust to Wells Fargo Bank, N.A., and (v) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held.  All improvements, buildings and structures located on real estate owned by Southeast Texas and its subsidiaries, and the use by Southeast Texas and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by Southeast Texas and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances.  All such improvements, buildings and structures located on real estate owned by Community Bank & Trust, and all of the material, tangible personal property owned by Southeast Texas and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted.  The main bank of Community Bank & Trust and all branch facilities are located within facilities owned by Community Bank & Trust, except for those facilities which are leased under leases described in Section 2.7A of the Disclosure Letter.  A true, correct and complete copy of each lease has been delivered to Texas Regional and the information concerning each such lease in Section 2.7A of the Disclosure Letter is true, correct and complete in all material respects.  Each such lease is in full force and effect, no party is in default thereunder and there is no event or condition which with the passage of time or the giving of notice would constitute an event of default thereunder.  Listed in Section 2.7B of the Disclosure Letter are all policies of title insurance covering owned or leased properties.

2.8           Environmental Matters.  Except as described in Section 2.8 of the Disclosure Letter, to the best knowledge of Southeast Texas, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned by Southeast Texas and its subsidiaries (including any owned by and used in connection with the business of Community Bank & Trust, Port Arthur Abstract, Southeast Texas Title Company. Southeast Texas Insurance Services Holdings, L.L.C. and Southeast Texas Insurance Services, L.P., and any foreclosed properties owned by Community Bank & Trust), or on any real property used by Community Bank & Trust in connection with the business of Community Bank & Trust or on any immediately adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property.  The real properties described in the preceding sentence are sometimes collectively referred to as the “Real Property.”  Included in Section 2.8 of the Disclosure Letter is a list of any environmental survey or report related to any of the Real Property, true, correct and complete copies of which have been provided to Texas Regional.  As used in this Agreement, the term “Environmental Hazards” shall mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) (“CERCLA”), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws.  As used in this Agreement, the term “Hazardous Materials Contamination” shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

2.9           Litigation.  Except as described in Section 2.9 of the Disclosure Letter, no claims have been asserted and no relief has been sought against Southeast Texas or any of its subsidiaries, including Community Bank & Trust, in any pending litigation or governmental proceedings or otherwise which could reasonably be expected to result in a judgment, decree or order having or that could have a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or any of its subsidiaries.  To the best knowledge of Southeast Texas, Southeast Texas and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending.  The management of Southeast Texas and its subsidiaries is not aware of any material violation by Southeast Texas or any subsidiary of Southeast Texas of any of the foregoing.  To the best knowledge of Southeast Texas, Southeast Texas and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them.  To the best knowledge of Southeast Texas, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Southeast Texas and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Southeast Texas’ and its subsidiaries’ knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof.  The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

2.10         Taxes.  Southeast Texas and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Southeast Texas nor any subsidiary of Southeast Texas is delinquent in the payment of any taxes shown on such returns or reports.  Southeast Texas has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Southeast Texas been notified of any proposed examination.  There are included in the Southeast Texas Current Balance Sheet, or reflected in the Notes to the Southeast Texas Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Southeast Texas and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended September 30, 2003, for the year ended December 31, 2002, and for all fiscal years prior thereto.  Neither Southeast Texas nor any subsidiary of Southeast Texas has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Southeast Texas nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them.  Neither Southeast Texas nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

2.11         Contracts.  Except as set forth in Section 2.11 of the Disclosure Letter, neither Southeast Texas nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements, stock option agreements, stock bonus arrangements, stock appreciation rights or other employment benefit arrangements, whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $250,000 for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $3,000,000 in any one fully secured transaction or series of fully secured transactions for a borrower or group of related borrowers, and $1,000,000 in any one other transaction or series of other transactions for a borrower or group of related borrowers; (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of Southeast Texas, or any person or company related to or affiliated with any such person, is a party; (viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material contracts, other than the foregoing, not made in the ordinary course of business.  Southeast Texas and its subsidiaries have in all material respects performed obligations required to be performed by them to date under the contracts described or referred to in this Section 2.11.  Neither Southeast Texas nor any of its subsidiaries is in default, and no event has occurred which, with notice or the passage of time or action by a third party, could result in a default by Southeast Texas or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities.  Southeast Texas and its subsidiaries do not have outstanding any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

2.12         Approvals; Validity of Agreement.

2.12.1      The Board of Directors of Southeast Texas has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby, including the merger of Southeast Texas with and into Texas Regional Delaware.  The merger of Texas Community

Delaware with and into Texas Regional Delaware has been fully approved both by the Board of Directors of Texas Community Delaware and by Southeast Texas as the sole shareholder on behalf of Texas Community Delaware.  Shareholders holding voting Southeast Texas Common Shares are the only persons with the power to consider and vote upon the transactions herein described on behalf of Southeast Texas, including the right to vote on the merger of Southeast Texas with and into Texas Regional Delaware.  The Principal Shareholders of Southeast Texas have each executed a Shareholders Agreement and Irrevocable Proxy to evidence their consent to and written approval of the transactions herein described, and to evidence their agreement to vote for and support the approval of the transactions at the special shareholders’ meeting to be called to consider the merger and have further agreed to take such actions as may be reasonably requested by Texas Regional in connection with preparation for and consummation of the transactions herein described.  The Principal Shareholders own beneficially and of record not less than 48% of the outstanding common stock of Southeast Texas.

2.12.2      Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of Community Bank & Trust with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Southeast Texas or any subsidiary thereof may be subject; (ii) except as set forth in Section 2.12.2(ii) of the Disclosure Letter, any contract, agreement or instrument to which Southeast Texas or any subsidiary thereof is a party or pursuant to which Southeast Texas or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of Southeast Texas or the Certificate of Incorporation or Bylaws of Texas Community Delaware, or the Articles of Association or Bylaws of Community Bank & Trust.  Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of Southeast Texas vote to approve the merger of Southeast Texas with and into Texas Regional Delaware, except as set forth in Section 2.12.2 of the Disclosure Letter, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which Southeast Texas or any subsidiary thereof, including Texas Community Delaware, Community Bank & Trust, Port Arthur Abstract, Southeast Texas Insurance Services Holdings, L.L.C. or Southeast Texas Insurance Services, L.P. is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of Texas Community Delaware with and into Texas Regional Delaware, or for the merger of Community Bank & Trust with and into Texas State Bank, in each case as herein contemplated.  The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of Community Bank & Trust with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Southeast Texas or its subsidiaries or upon any of the stock of Southeast Texas or its subsidiaries, except as set forth in Section 2.12.2 of the Disclosure Letter.

2.12.3      This Agreement constitutes the legal, valid and binding obligation of Southeast Texas and Texas Community Delaware, enforceable against each of Southeast Texas and Texas Community Delaware respectively, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.13         Insurance.  Southeast Texas and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in Section 2.13 of the Disclosure Letter.  Community Bank & Trust’s accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the extent permitted by law, and Community Bank & Trust has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC in all material respects.

2.14          Benefit Plans and Employee Matters.

2.14.1      There are no employment contracts or similar agreements providing for employment benefits, other than those created pursuant to agreements included on Section 2.11 of the Disclosure Letter.  Except as described in Section 2.14.1 of the Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Southeast Texas or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement, SAR or other benefit plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

2.14.2      All employee benefit, bonus, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share and vacation plans or programs maintained for the benefit of the current or former employees or directors of Southeast Texas or any subsidiary thereof that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (collectively, “Southeast Texas Benefit Plans”), are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No Southeast Texas Benefit Plan is subject to Title IV of ERISA. Except for the stock appreciation rights, accrual or acceleration of benefits under other employment agreements as described in Section 2.14.2 of the Disclosure Letter, and the accrual or acceleration of certain benefits under deferred compensation arrangements related to bank owned life insurance also as described in Section 2.14.2 of the Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only material severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically described in Section 2.14.2 of the Disclosure Letter. The Company shall prior to Closing amend all Southeast Texas Benefit Plans to prohibit additional payroll deductions by participants therein after the date of Closing.

2.14.3      Except as described in Section 2.14.3 of the Disclosure Letter, since December 31, 2002, there has not been any adoption or amendment in any material respect by Southeast Texas or any subsidiary of Southeast Texas of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share (including stock appreciation rights), retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

2.14.4      There are no collective bargaining agreements or other labor union contracts applicable to any employees of Southeast Texas or any subsidiary thereof. Since December 31, 2001, there has not been any (i) labor dispute, strike, work stoppage or lockout or threat thereof, by or with respect to any employee of Southeast Texas or any subsidiary thereof, or (ii) unfair labor practice charge or complaint against Southeast Texas or any subsidiary pending or threatened before the National Labor Relations Board or any other comparable governmental authority. There has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable governmental authority, and there has been no effort by any labor organization to organize any employees of Southeast Texas or any subsidiary thereof into one or more collective bargaining units.

2.14.5      Management believes its relations with employees to be good.

2.15         Absence of Adverse Agreements.  Neither Southeast Texas nor any subsidiary thereof is a party to any agreement or instrument, nor is Southeast Texas or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Southeast Texas or any subsidiary of Southeast Texas.

2.16         Absence of Certain Changes.  Except as set forth in Section 2.16 of the Disclosure Letter, since December 31, 2002, Southeast Texas and its subsidiaries have not (i) issued or sold any capital stock of Southeast Texas or any of its subsidiaries, or any debt or other obligations (except deposit accounts certificates of deposit, letters of credit, cashier’s checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of Community Bank & Trust); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, other than Southeast Texas’ regular quarterly cash dividend of $0.25 per share, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock other than as described on Section 2.16(iii) of the Disclosure Letter; (iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Southeast Texas Current Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights; (viii) made any general wage or salary increase (other than in the ordinary course of business), entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 2002 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of Southeast Texas or any of its subsidiaries; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement.  Since December 31, 2001, there has been no change in the financial condition or business prospects of Southeast Texas, Texas Community Delaware or Community Bank & Trust which might result in any Material Adverse Effect on such financial condition or business prospects.

2.17         Agreements with Directors, Officers and Stockholders.  The name of each director and executive officer of Southeast Texas and each of its subsidiaries, and the name of each holder of five percent (5%) or more of the outstanding capital stock of Southeast Texas, together with the name of each “affiliate” of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the “1933 Act”), is listed in Section 2.17 of the Disclosure Letter.  Except as set forth in the Related Party Transaction List, no such director, executive officer, stockholder or affiliate has during the period from December 31, 2002 to the date of this Agreement been a party to any transaction with Southeast Texas or any subsidiary (including Community Bank & Trust), other than the purchase of goods or services in an amount equal to less than $10,000 in any single transaction and $50,000 in the aggregate of all such transactions.  All transactions with directors, executive officers, 5% stockholders and affiliates are accurately summarized on the Related Party Transaction List.  None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related Party Transaction List, neither Southeast Texas nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

2.18         Affiliated Corporations.  Other than by Community Bank & Trust in the exercise of its trust powers, Southeast Texas knows of no arrangement whereby the stock of any corporation or any other asset is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of Southeast Texas or for the shareholders of Southeast Texas.

2.19         Regulatory Matters and Examination Reports.  Southeast Texas and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Office of Thrift Supervision , (ii) the Federal Deposit Insurance Corporation; and (iii) the Texas Savings and Loan Department.  To the best of Southeast Texas’ knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as disclosed in writing to Texas Regional, neither Southeast Texas nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Savings and Loan Department, or any other regulatory authority (collectively, the “Regulatory Authorities”), nor does Southeast Texas or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has Southeast Texas or any subsidiary been notified of any proposed examination by any Regulatory Authorities.  To the extent permitted by law, Southeast Texas has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to Southeast Texas or any subsidiary thereof during the calendar years 2001, 2002 and to date 2003; (ii) any correspondence between Southeast Texas (or any subsidiary of Southeast Texas) and such agencies during such periods, and (iii) any agreements, arrangements or understandings between Southeast Texas (or any subsidiary of Southeast Texas) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

2.20         Compliance with Applicable Law.  Southeast Texas and its subsidiaries and the conduct of their respective business are not in violation in any material respect of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of Southeast Texas or any subsidiary, which violation might have a Material Adverse Effect on the condition, business, prospects, properties or assets of Southeast Texas or its subsidiaries.

2.21         Disclosure.  Neither the Southeast Texas Financial Statements, nor any representation or warranty contained herein, nor any information delivered or to be delivered by Southeast Texas pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the Southeast Texas Financial Statements, nor any of the representations, warranties or other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

2.22         Finders.  Neither Southeast Texas nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

2.23         Information Provided True and Correct.  None of the information supplied or to be supplied by Southeast Texas for inclusion in (i) the registration statement and the proxy statement referred to herein, (ii) any other applications or documents to be filed with the Securities and Exchange Commission (“SEC”), the Nasdaq Stock Market, Inc. (“Nasdaq”), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such  proxy statement, when first mailed to the stockholders of Southeast Texas, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All information concerning Southeast Texas or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of Southeast Texas’ knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

2.24         Opinion of Financial Advisor.    Southeast Texas shall receive the opinion of Alex Sheshunoff & Company, Investment Banking dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be received, is fair to the Southeast Texas shareholders from a financial point of view.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

Texas Regional and Texas Regional Delaware hereby jointly and severally represent and warrant to, and covenant and agree with, Southeast Texas as follows:

3.1           Organization.  Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted.  Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Texas Regional Delaware is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary power to carry on its business as it is now being conducted.

3.2           Approvals.  The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby.  Texas Regional is a reporting company under the 1934 Act, and the rules and regulations promulgated thereunder.

3.3           Orders and Decrees.  Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or (iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

3.4           Finders.  Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker or finder in connection with the transactions contemplated by this Agreement.

3.5           Common Stock.

(a)           As of September 30, 2003, the issued and outstanding capital stock of Texas Regional consists of an aggregate of 29,449,088 shares of Class A Voting Common stock, par value $1.00 per share. Pending Closing, it is anticipated that the number of issued and outstanding shares will be increased by the number of shares issued upon exercise of stock options between September 30, 2003, and the date of Closing and by the number of shares issued in connection with other registered public offerings of shares by Texas Regional, including shares issued in other business combination transactions. All of the issued and outstanding shares of Texas Regional’s Class A Voting Common stock are duly and validly issued and outstanding and are fully paid and non-assessable.  None of the outstanding shares of Texas Regional’s Class A Voting Common stock has been issued in violation of any preemptive rights of the current or past stockholders of Texas Regional.

(b)           The shares of Texas Regional’s Class A Voting Common stock to be issued to the Southeast Texas shareholders pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and may be traded subject to compliance with applicable securities laws and regulations.

3.6           Financial Information.  The audited consolidated balance sheets of Texas Regional and its subsidiaries as of December 31, 2001 and 2002 and related consolidated statements of income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2002, together with the notes thereto, included in Texas Regional’s Form 10-K for the year ended December 31, 2002, as filed by Texas Regional with the SEC, and the unaudited consolidated balance sheet of Texas Regional and its subsidiaries as of September 30, 2003 and the related unaudited consolidated income statements and statements of changes in shareholders’ equity and cash flows included in Texas Regional’s Quarterly Report on Form 10-Q for the quarter then ended, as filed by Texas Regional with the SEC (together, the “Texas Regional Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Texas Regional and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

3.7           Absence of Changes.  Since December 31, 2001, there has not been any material adverse change in the financial condition, results of operations or business of Texas Regional and its subsidiaries taken as a whole, nor have there been any events or transactions having such a Material Adverse Effect which should be disclosed in order to make the Texas Regional Financial Statements not misleading.

3.8           Litigation.  There is no litigation, claim or other proceeding pending or, to the knowledge of Texas Regional, threatened, against Texas Regional or any of its subsidiaries, or of which the property of Texas Regional or any of its subsidiaries is or would be subject which is material to Texas Regional and its subsidiaries taken as a whole.

3.9           Taxes.  Texas Regional and its subsidiaries have filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither Texas Regional nor any subsidiary of Texas Regional is delinquent in the payment of any taxes shown on such returns or reports.  Texas Regional has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has Texas Regional been notified of any proposed examination.  There are included in the Texas Regional Financial Statements, or reflected in the Notes to the Texas Regional Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of Texas Regional and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended September 30, 2003, for the year ended December 31, 2002, and for all fiscal years prior thereto.  Neither Texas Regional nor any subsidiary of Texas Regional has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is Texas Regional nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them.  Neither Texas Regional nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

3.10         Reports.  Texas Regional and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Federal Reserve Board, and (iii) the Texas Department of Banking.  To the best of Texas Regional’s knowledge, as of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.11         Compliance with the Law.  Texas Regional and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

3.12         Statements True and Correct.  None of the information supplied or to be supplied by Texas Regional for inclusion in (i) the registration statement and the proxy statement referred to in this Agreement; (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of such registration statement, when it becomes effective, and with respect to such  proxy statement, when first mailed to the stockholders of Southeast Texas, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All information concerning Texas Regional or its subsidiaries, or for which it is responsible, that is included in documents that Texas Regional is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will, to the best of Texas Regional’s knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder.

3.13          Opinion of Financial Advisor.    Texas Regional shall receive the opinion of First Southwest Company, dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be paid as herein described, is fair to Texas Regional from a financial point of view.

ARTICLE 4

SPECIAL COVENANTS

4.1           Stockholder Approval by Southeast Texas.  Subsequent to the execution and delivery of this Agreement, and after the Registration Statement (as hereafter described) has been declared effective by the SEC, the Board of Directors of Southeast Texas agrees to cause Southeast Texas to submit this Agreement and the Merger herein described to the stockholders of Southeast Texas, for their authorization and approval, in accordance with applicable provisions of law.  Southeast Texas agrees to recommend this Agreement and the transactions contemplated thereby to the Southeast Texas stockholders.  This Agreement and the proposed merger of Community Bank & Trust with and into Texas State Bank have already been approved by the Board of Directors of Southeast Texas and Community Bank & Trust and by Texas Community Delaware as the sole shareholder of Community Bank & Trust.  This Agreement and the proposed merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware have already been approved by the Board of Directors of Texas Community Delaware and by Southeast Texas as the sole shareholder of Texas Community Delaware.

4.2           Reports and Proxy Statement Information.  Southeast Texas agrees to provide any and all information as may be reasonably required by Texas Regional for purposes of (i) preparation of any report, including reports on Forms 8-K, 10-Q and 10-K, required by applicable SEC regulations to be filed with the SEC, or required by Texas Regional’s agreements with Nasdaq or required by the rules or regulations of any other governmental or regulatory authority, (ii) preparation of a registration statement for the registration of the Texas Regional Common Stock to be issued in the connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by Southeast Texas shareholders of the transaction herein described (collectively, the “Southeast Texas Information”).  Southeast Texas hereby represents and warrants that the Southeast Texas Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.3           Access.  From and after the date of this Agreement, Southeast Texas and Community Bank & Trust shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of such party and its subsidiaries, and permit such persons access to the physical facilities of Southeast Texas and Community Bank & Trust, at all reasonable times during usual banking hours, and under Southeast Texas and Community Bank & Trust personnel supervision.  Representatives of Texas Regional shall be furnished with true and complete copies of records and information reasonably requested concerning the affairs of Southeast Texas and its subsidiaries.

4.4           Environmental Inspection.  Southeast Texas expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, Southeast Texas and its subsidiaries, including Community Bank & Trust, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties.  Southeast Texas agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of Southeast Texas and Community Bank & Trust as Texas Regional may reasonably request.  At Texas Regional’s discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of Southeast Texas and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards.  Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests.  Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary.  Any and all costs of third parties associated with obtaining such information shall be borne by Texas Regional  and Texas Regional shall indemnify Southeast Texas from any damage caused by Texas Regional or any third party acting on its behalf in performing such tests.  Except for the cleanup and removal of Hazardous Material Contamination at the Tyler main branch facility acquired from Secured Trust Company in 2003, in the event such tests indicate the presence of Hazardous Material Contamination, the cost of removing such Hazardous Material Contamination shall be paid by Southeast Texas prior to Closing.  Southeast Texas shall have effected the clean up of any such Hazardous Material Contamination to the satisfaction of Texas Regional prior to the Closing.

4.5           Action by Southeast Texas Prior to Closing.

4.5.1        From and after the date of this Agreement until the Closing Date, Southeast Texas will (and Southeast Texas will cause its subsidiaries, including Community Bank & Trust, to):

(i)            carry on its business in accordance with prudent banking practices and in substantially the same manner as conducted during the eighteen (18) months immediately preceding the date hereof;

(ii)           maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditures outside of the ordinary course of business and not make or commit to make any capital expenditures (whether or not in the ordinary course of business) in excess of an aggregate of $250,000;

(iii)          maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)          perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

(v)           use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

(vi)          use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

(vii)         maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices (herein collectively referred to as “GAAP”), and in particular to (a) fully accrue all expenses as required by GAAP, and (b) expense such items as are required to be expensed and not capitalized in accordance with GAAP;

(viii)        not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

(ix)           not pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

(x)            not hire any new management personnel, or change the duties or job classifications of any management personnel at (or comparable to)_the level of Senior Vice President of Community Bank & Trust or above, or change the amount or rate of compensation of any personnel at (or comparable to)_the level of Senior Vice President of Community Bank & Trust or above, without the prior written consent of Texas Regional, except that (i) Community Bank & Trust may continue efforts to recruit trust and loan officers for the Tyler branch of Community Bank & Trust, (ii) Community Bank & Trust may also make increases in compensation to its employees in accordance with its current policy, and (iii) Community Bank & Trust may make increases in compensation for officers if approved in advance by Texas Regional, and may make payments under the existing Board of Directors approved incentive compensation plan to the persons and in the amounts previously disclosed in writing to Texas Regional;

(xi)           not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares, except for (a) intercompany dividends paid by Community Bank & Trust to Texas Community Delaware, (b) intercompany dividends paid by Texas Community Delaware to Southeast Texas and (c) regular quarterly cash dividends in the amount of $0.25 per Southeast Texas common share on or about the quarterly dividend declaration and payment dates consistent with Southeast Texas’ historic practice;

(xii)          not issue commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding; and

(xiii)         fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness.

4.5.2        Without limiting the foregoing, between the date hereof and the date of Closing, Southeast Texas specifically covenants and agrees that Southeast Texas will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business, or significant expenses outside of the ordinary course of business, unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction.  In addition, neither Southeast Texas nor any subsidiary of Southeast Texas will increase expenses in any material way (either individually or in the aggregate), nor will

Southeast Texas nor any subsidiary of Southeast Texas make any changes in its capital structure unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction, except that Community Bank & Trust may continue its plans to open a new branch location in Lufkin, Texas, as previously disclosed to Texas Regional.

4.5.3        Provided that seeking such approvals is in accordance with applicable banking law and regulations, Southeast Texas covenants that neither it nor any of its subsidiaries will make

a.             a fully collateralized loan, nor commit to make a fully collateralized loan, to any one borrower or group of related borrowers as a result of which the total loans to that group would exceed $3,000,000 (whether in one transaction or a series of transactions) without the prior approval of Texas Regional, and

b.             any other loan, nor commit to make any other loan, to any one borrower or group of related borrowers as a result of which the total loans to that group would exceed $1,000,000 (whether in one transaction or a series of transactions) without the prior consent of Texas Regional.

4.5.4        Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Southeast Texas covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property (other than other real estate owned by Community Bank & Trust which is sold in the ordinary course of business of Community Bank & Trust) without the prior written consent of Texas Regional other than as permitted pursuant to section 4.5.1 hereof.

4.5.5        Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, except for purchases of equipment disclosed in Section 4.5.5 of the Disclosure Letter, Southeast Texas agrees that, other than reasonable, necessary and appropriate expenses incident to this transaction (all of which shall be fully paid or accrued prior to closing), no expenses outside of the ordinary course of business shall be charged to Southeast Texas or Community Bank & Trust, and no material contracts, and no other obligations outside of the ordinary course of business, shall be entered into or incurred by Southeast Texas or any subsidiary thereof, including Community Bank & Trust, prior to closing without Texas Regional’s prior written consent.

4.5.6        Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, Southeast Texas specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with fixed rates or with weighted-average maturities of greater than five years from the date of investment unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction.  In addition, Southeast Texas covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities unless Southeast Texas first obtains the prior written consent of Texas Regional to the specific proposed transaction.

4.5.7        From and after the date of this Agreement until the Closing Date, Southeast Texas will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational document of Southeast Texas or any subsidiary thereof, or (ii) take any action described in section 2.11 herein, without the prior written consent of Texas Regional.

4.5.8        Southeast Texas and Community Bank & Trust shall terminate all existing data processing contracts, if any (including item processing service contracts, if any) and automated teller machine system contracts, in each case effective as of May 8, 2004 or on such date as is determined by Texas Regional following consultation with Southeast Texas.  All costs and expenses related to such terminations, if any, shall be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to Closing.

4.5.9        Prior to Closing, Southeast Texas shall obtain extended reporting period coverage (sometimes referred to as “tail coverage”) for the Southeast Texas directors’ and officers’ insurance policy that is in effect as of the date of this Agreement (which policy provides limits of liability in the amount of $13,000,000, with a retention of $75,000, or the other continuation of such coverage, for a period of two (2) years following Closing.  The full amount of the premium and other cost thereof shall be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to Closing.

4.6           Employee Benefits.  Each former Southeast Texas (or Community Bank & Trust) employee who becomes an employee of Texas Regional or Texas State Bank at the time of Closing (each a “Continuing Employee”) will be given credit for any period of service with Community Bank & Trust for purposes of the Texas Regional Employee Stock Ownership Plan (with 401(k) provisions) and therefore will be eligible to participate in such Plan on the same basis as similarly situated employees of other Texas Regional subsidiaries, provided, however, that any compensation base for purposes of determining contributions on such Continuing Employee’s behalf will only include compensation paid by Texas State Bank following the date of Closing.  All such participation shall be subject to the terms of such plans as may be in effect from time to time and this section 4.6 is not intended to give Continuing Employees any rights or privileges superior to those of other employees of Texas Regional subsidiaries.  Texas Regional may terminate or modify the Plan or any other employee benefit plan, in its discretion (subject to applicable limitations provided by law), and Texas Regional’s obligation under this section 4.6 shall not be deemed or construed to provide duplication of similar benefits.  Each Continuing Employee shall also receive other employee benefits offered by Texas Regional from time to time to other employees of Texas Regional with comparable years of service, including vacation, medical coverage, and dental coverage (if any).

4.7           Regulatory Approvals and Registration Statement.  Texas Regional shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board.  Texas Regional shall keep Southeast Texas reasonably informed as to the status of such applications and make available to Southeast Texas, upon reasonable request by Southeast Texas from time to time, copies of such applications and any supplementary filed materials.  Texas Regional shall file with the SEC a registration statement (the “Registration Statement”) relating to the shares of Texas Regional

Common Stock to be issued to the shareholders of Southeast Texas pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective.  Southeast Texas and its shareholders shall cooperate fully with Texas Regional in connection with the registration of the shares and shall be provided an opportunity to review and provide comments, prior to their filing, on any registration statement prepared in connection with the registration of the shares to be distributed to Southeast Texas shareholders by Texas Regional in connection with the merger.  Without limiting the foregoing, Southeast Texas specifically agrees to provide any information Texas Regional or its advisors may require in connection with registration of the shares and Southeast Texas agrees to use the proxy statement included within the registration statement for purposes of solicitation of proxies in connection with the special meeting of the Southeast Texas shareholders called to consider the merger transaction.  At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and, at the time of mailing thereof to the shareholders of Southeast Texas, at the time of the shareholders’ meeting of Southeast Texas and at the Effective Time, the proxy statement/prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.  Texas Regional shall timely file all documents required to obtain all necessary blue sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis.  Texas Regional shall promptly and properly prepare and file at Texas Regional’s expense (i) any application or notification required by Nasdaq to notify Nasdaq of the issuance of shares of Texas Regional Common Stock pursuant to this Agreement, and (ii) any filings required under the  1934 Act relating to the transactions contemplated herein.

4.8           Consummation of Agreement.  Texas Regional shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

4.9           Termination of Employment Contracts and Employee Benefit Plans.  Prior to Closing, and except as specifically agreed in writing by Texas Regional, Southeast Texas will terminate (without liability or penalty to Southeast Texas, any subsidiary of Southeast Texas, Texas Regional, any subsidiary of Texas Regional, or any other person or entity, or if there is a liability or penalty, which liability or penalty has been fully accrued and accounted for by Southeast Texas) any existing employment contracts, employee or contractor severance agreements or policies, salary continuation agreements, deferred compensation and incentive compensation agreements, and other services contracts, and any other contracts with employees (collectively, the “Employment Contracts”), and any vacation benefit or other employee benefit plan, except for those specifically approved for continuation in writing by Texas Regional.  Without limiting the generality of the foregoing, at or prior to Closing Community Bank & Trust and Southeast Texas shall terminate and discharge by payment or otherwise any accrued and unused vacation pay or benefit to which any employee of Community Bank & Trust or Southeast Texas may be entitled, so that there shall be no accrued vacation liability as of the date of Closing.  All costs and expenses related to any of the foregoing shall be fully paid or accrued by Community Bank & Trust or Southeast Texas prior to Closing.

4.10         Termination of SAR’s.  All of the SAR’s shall have been fully discharged by payment and there shall be no continuing liability of Southeast Texas, Texas Regional or Texas State Bank, or any other party, with respect thereto.  The cost of payment or termination of all SAR obligations shall be fully paid for, expensed and accrued prior to Closing, including any taxes or other obligations with respect thereto.  Southeast Texas shall provide evidence of the termination of the SAR’s in form and content reasonably satisfactory to Texas Regional.

4.11         Conversion of Preferred.  As of the date hereof, Southeast Texas represents to Texas Regional that the only outstanding series of preferred shares of Southeast Texas is the Series D 6% Preferred Stock of Southeast Texas (the “Series D Preferred Shares”).  Southeast Texas shall take such action as may be required to cause all of the issued and outstanding shares of Series D Preferred Shares to be converted to Common Stock not less than thirty (30) days prior to the date of Closing.  Southeast Texas shall provide evidence to Texas Regional that all shareholders holding shares of Series D Preferred Shares shall have elected to convert their Series D Preferred Shares to Southeast Texas Common Shares, under the terms of the Statement of Determination of Rights and Preferences of Series D 6% Preferred Stock of Southeast Texas Bancshares, Inc., in form and content reasonably satisfactory to Texas Regional.

4.12         Confidentiality.   In order to assist each of Texas Regional and Southeast Texas in evaluating the other and as a part of the preparation for and consummation of the transactions herein described, Texas Regional and Southeast Texas (each a “Disclosing Party”) may disclose, reveal, or furnish to the other party, or to any person acting on behalf of such Party (collectively, the “Receiving Party”) and its directors, officers, employees, consultants, investment bankers, professional advisors and other representatives or agents (collectively called “Representatives”) either orally, in writing, or by inspection, confidential or proprietary information or documents relating to the business or affairs of the Disclosing Party that would be helpful to the Receiving Party in such discussions and evaluation (such documents and information are herein referred to as “Confidential Information”).  The Confidential Information to be disclosed, revealed, or furnished might include, but is not limited to, financial statements, information regarding securities portfolios, cost and expense data, loan information, employee lists, customer or client lists, marketing and customer data and such other information as has been or may be disclosed, revealed or furnished before or after the date hereof by the Disclosing Party to a Receiving Party or its Representatives.  Confidential Information does not include, however, information which the Receiving Party can show by written document to be or have been (a) generally available to the public other than as a result of a disclosure by Receiving Party or its Representatives, (b) available to the Receiving Party from a person other than the Disclosing Party who, to such Receiving Party’s knowledge, is neither otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise prohibited from transmitting the information to the Receiving Party, or (c) known to the Receiving Party prior to its disclosure by the Disclosing Party.  In consideration of the disclosure of the Confidential Information, Texas Regional and Southeast Texas agree as follow:

(a)           No Disclosure.  Except as otherwise described in this paragraph (a) and except as required by law, the Receiving Party will treat the Confidential Information as proprietary and confidential, and (i) will not in any way disclose, reveal, or furnish the Confidential Information to any person or entity other than the Receiving Party’s Representatives and others who are directly participating in the evaluation of the Confidential Information or the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, (ii) will not use the Confidential Information for its benefit or for any purpose other than in connection with the evaluation, negotiation, documentation and consummation of the Transaction and related regulatory and securities registration activities, and (iii) will not without the prior written consent of the Disclosing Party, directly or indirectly, in any manner, request, influence, or induce any employee of the Disclosing Party to leave his or her employment with the Disclosing Party, or employ any such employee.  The Receiving Party further agrees (i) to disclose Confidential Information only to its Representatives and others who need to know the Confidential Information for the purpose of assisting the Receiving Party in evaluating the Disclosing Party or its business or otherwise for purposes related to the transactions herein described, and (ii) that the Receiving Party will use commercially reasonable efforts to cause all of such Representatives to act in accordance herewith and be bound by this Agreement.

(b)           Compelled Disclosure.  In the event that the Receiving Party becomes legally compelled to disclose the Confidential Information, or any portion thereof, the Receiving Party will provide the Disclosing Party with prompt notice of any legal actions compelling or seeking to compel disclosure or threats of such action, so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance, with the provisions of this Section 4.12.  In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 4.12, the Receiving Party will furnish or cause to be furnished only that portion of the Confidential Information which it is legally required to furnish, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so furnished.  In any event, notwithstanding the foregoing, the Receiving Party shall be entitled to disclose Confidential Information as part of any required applications to regulatory authorities, pursuant to which the Receiving Party is requesting approvals that are required as conditions to the consummation of the transactions herein described.

(c)           Return of Confidential Information.  In the event that this Agreement is terminated and the proposed transaction herein described not consummated, each Receiving Party, as soon as practicable thereafter, and upon the Disclosing Party’s request, shall promptly either destroy or deliver to the Disclosing Party any and all Confidential Information, including, without limitation, all copies, summaries, analyses, or extracts thereof or based thereon in the possession of the Receiving Party or the Receiving Party’s Representatives.

(d)           Disclosure of Tax Treatment or Tax Structure.  Notwithstanding anything set forth hereinto the contrary (including the provisions set forth in this Section 4.12 or 4.13) or in any other agreement to which a party hereto is bound, the parties hereto (and any employee, representative or other agent of any of the parties are hereby expressly authorized to disclose the “tax treatment” and “tax structure” (as those terms are defined in Treas. Reg. §§ 1.6011-4(c)(8) and (9), respectively) of the Merger and other transaction contemplated by this Agreement and as and to the extent otherwise required or permitted by law.

4.13         Public Announcement.  The press release issued to announce the execution hereof, and any subsequent press release shall be prepared and issued by Texas Regional.  Southeast Texas shall not issue any press release or otherwise make any public statement about the transaction herein described without the express prior written consent of Texas Regional.  Any press release concerning this transaction issued by Texas Regional prior to closing will be subject to the prior review of Southeast Texas, to the extent reasonably practicable under the circumstances.  If it is not practicable to permit prior review by Southeast Texas of any such press release, Texas Regional shall nonetheless use its best efforts to provide prompt notification of the issuance of such press release to Southeast Texas.  Texas Regional shall use reasonable efforts to provide Southeast Texas an opportunity to review and approve any proposed press release concerning the transactions herein described.  Notwithstanding the foregoing, Texas Regional shall not be required to delay issuance of a press release in providing such opportunity to review and approve, and may, upon the advice of its securities counsel that such disclosure is necessary or advisable under federal securities laws, or otherwise in its discretion for reasonable business purposes, issue any press release it may deem advisable even in the absence of having provided Southeast Texas an opportunity to review and approve.  If any press release is not made mutually by Texas Regional and Southeast Texas, Southeast Texas may issue a separate press release in form acceptable to Texas Regional.

4.14         Disclosure Letter.  Within fifteen (15) days following the execution hereof, Southeast Texas shall deliver to Texas Regional its Disclosure Letter which will be marked for identification by each of Texas Regional and Southeast Texas (the “Disclosure Letter”).  Texas Regional shall be entitled to review the information contained in the Disclosure Letter and Southeast Texas shall provide to Texas Regional any supplemental information reasonably requested by Texas Regional related to disclosures contained therein.  At any time within ten (10) days following the delivery of both the Disclosure Letter and any requested supplemental information, Texas Regional shall be entitled to terminate this Agreement and neither party shall have any further rights or obligations hereunder.  Prior to Closing, Southeast Texas shall deliver to Texas Regional an updated Disclosure Letter reflecting any material changes from the information as presented in the original Disclosure Letter that may have occurred since the date of execution hereof.

4.15         Non-Survival of Representations and Warranties.  Texas Regional and Southeast Texas acknowledge and agree that each of the representations and warranties of each of them as herein set forth, and any covenants and agreements that do not expressly by their terms apply to time periods following the Closing, shall not survive the Closing and consummation of the transactions herein described.

4.16         Due Diligence Review; No Material Adverse Change.  Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Southeast Texas and its subsidiaries during the period from the date hereof to the time of Closing.  Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Texas Regional in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

5.1           Compliance with Representations and Covenants.  The representations and warranties made by Southeast Texas in this Agreement shall have been true in all material respects when made and, except for changes as contemplated herein, shall be true in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Southeast Texas shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Texas Regional shall have been furnished with a certificate, signed by the President of Southeast Texas in his capacity as such and dated the Closing Date, a certificate, signed by the President of Texas Community Delaware, and a certificate, signed by the President of Southeast Texas in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

5.2           Shareholder Approval.  By vote of the requisite percentage of the shareholders of Southeast Texas, the shareholders shall have approved the transaction at a duly called meeting of the shareholders.  Southeast Texas shall have delivered to Texas Regional a certificate signed by the President and Secretary of Southeast Texas in his or her capacity as such, confirming the approval by the requisite vote of the shareholders of Southeast Texas of the Merger and other transactions herein described.

5.3           Dissenters.  Shareholders holding an aggregate of not greater than five percent (5%) of the issued and outstanding shares of Southeast Texas shall have exercised dissenters’ rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters’ rights of appraisal.

5.4           Regulatory Approvals.  Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and the merger of Community Bank

& Trust with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.  It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

5.5           Litigation.  On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of Southeast Texas or any of its subsidiaries which might result in a Material Adverse Effect on the financial condition, results of operations, business or prospects of Southeast Texas or any of its subsidiaries.  Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of Southeast Texas and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened.  For purposes of this Agreement, the term “Material Adverse Effect” shall mean any set of circumstances or events which, individually or in the aggregate, would or could constitute or cause a material effect on or to the assets, business, operations, liabilities, profits, prospects, or condition (financial or otherwise) of a person, or on the ability of such person to perform its obligations under this Agreement or any related agreements to which such person is a party, or to consummate the transactions contemplated by this Agreement or any related agreement.

5.6           Opinion of Counsel.  Prior to closing, Southeast Texas shall deliver to Texas Regional the opinion of Southeast Texas’ counsel, in form and content satisfactory to Texas Regional, to the effect that

(i)            Southeast Texas is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

(ii)           the authorized capital stock of Southeast Texas consists of (i) 10,000,000 shares of common stock, par value of $10.00 per share, of which a total of 2,264,692 shares are issued and outstanding, which shares have been validly issued, are fully paid and are nonassessable, and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued or outstanding.  To the best knowledge and belief of such counsel, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Southeast Texas to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, and there are no stock appreciation rights or similar rights outstanding, and no authorization for any of the foregoing has been given;

(iii)          Texas Community Delaware is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

(iv)          the authorized capital stock of Texas Community Delaware consists of 3,000 shares of capital stock, par value of $0.01 per share, of which 1,000 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Southeast Texas, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Texas Community Delaware to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

(v)           Community Bank & Trust is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas;

(vi)          the authorized capital stock of Community Bank & Trust consists of 200,000 shares of capital stock, par value of $100.00 per share, of which 10,401 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by Texas Community Delaware, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Community Bank & Trust to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

(vii)         Port Arthur Abstract is duly organized, validly existing and in good standing under the laws of the State of Texas and the authorized capital stock of Port Arthur Abstract consists of 100,000 shares of capital stock, par value $1.00 per share, of which 50,000 shares are validly issued, fully paid, nonassesable, and owned beneficially and of record by Texas Community Delaware, and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Community Bank & Trust to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no stock appreciation rights or similar rights are outstanding, and no authorization for any of the foregoing has been given;

(viii)        Southeast Texas Insurance Services Holdings, L.L.C. is duly organized, validly existing and in good standing as a limited liability company under the laws of the state of Texas, is licensed as a general insurance agent in Texas, and the sole member of Southeast Texas Insurance Services Holdings, L.L.C. is Texas Community Delaware;

(ix)           Southeast Texas Insurance Services, L.P. is duly organized and validly existing as a limited partnership under the laws of the state of Texas, and is licensed as a general insurance agent in Texas, and the sole general partner of Southeast Texas Insurance Services, L.P. is Southeast Texas Insurance Services Holdings, L.L.C. and the sole limited partner of Southeast Texas Insurance Services, L.P. is Texas Community Delaware;

(x)            this Agreement has been duly authorized by all necessary corporate action on the part of Southeast Texas, its directors and shareholders, and by Texas Community Delaware, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of Southeast Texas enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

(xi)           this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Southeast Texas, the Certificate of Incorporation or Bylaws of Texas Community Delaware, the Articles of Association or Bylaws of Community Bank & Trust, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Southeast Texas, Texas Community Delaware or Community Bank & Trust is a party or is bound, or any law, regulation, judgment or order binding on any of them;

(xii)          the merger of Community Bank & Trust with and into Texas State Bank has been duly authorized by all necessary corporate action on the part of Community Bank & Trust, its directors and shareholders, and the consummation of the merger of Community Bank & Trust with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws Community Bank & Trust, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Southeast Texas, Texas Community Delaware or Community Bank & Trust is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

(xiii)         the SAR’s and the Employment Contracts have been terminated, except to the extent otherwise agreed in writing by Texas Regional.

5.7           No Material Adverse Change.  No change shall have occurred in the condition, financial position or business prospects of Southeast Texas or any of its subsidiaries which could or would constitute a Material Adverse Effect on such condition, financial position or business prospects.

5.8           Consents, Approvals and Estoppel Certificates.  Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with Southeast

Texas or any of its subsidiaries, or by which Southeast Texas or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement.  Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of Southeast Texas or any subsidiary of Southeast Texas and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which Southeast Texas or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

5.9           Net Worth; Dividends.

5.9.1        The net worth of Southeast Texas, calculated in accordance with applicable regulatory requirements, shall be not less than $107,000,000, after accounting for the costs and expenses incurred by Southeast Texas and its subsidiaries contemplated hereby or incurred in anticipation of the consummation of the transactions herein described.  The obligations of Texas Regional shall be conditioned upon receipt of financial statements as of immediately preceding the Closing (or other date acceptable to both Texas Regional and Southeast Texas), prepared in accordance with generally accepted accounting principles consistently applied (after marking the entire investment portfolio to market and after adjustment of the Loan Loss Reserve as permitted in this Agreement), of Southeast Texas, reflecting confirmation of the foregoing and that there have been no changes in the financial condition of Southeast Texas constituting (or that in Texas Regional’s reasonable judgment could result in) a Material Adverse Effect on such financial condition, and no such changes shall occur prior to Closing.  In the event that the net worth requirement of this paragraph is not met, Texas Regional at its sole election shall be entitled to reduce the Per Share Stock Consideration and the Per Share Cash Consideration on a pro rata basis; that is, based on the product of the amount of the deficit multiplied by the same proportion that the purchase price bears to the required net worth.  The reduction in the purchase price shall be divided between cash and stock based on the proportion that each bears to the total purchase price with the number of shares based on the same average price as used to determine the total shares to be issued in the merger transaction.

5.9.2        Southeast Texas Bancshares shall not have paid any dividends or have made any distributions in respect of its capital stock prior to closing other than the regular quarterly dividend on common stock of $0.25 per share and required dividends on outstanding preferred stock of Southeast Texas Bancshares.

5.9.3        For purposes of this Agreement, the term “net worth” as of any measurement date shall mean the sum of common stock, surplus, accumulated other comprehensive income or loss and retained earnings, less the cost of any treasury stock, of Southeast Texas Bancshares and Community Bank & Trust (after marking the entire investment portfolio to market and after adjustment of the Loan Loss Reserve as permitted in this Agreement), as determined in accordance with generally accepted accounting principles on a consolidated basis.

5.10         Expenses and Termination of Certain Agreements.

5.10.1      All costs and expenses of Southeast Texas and its subsidiaries related to the consummation of the transactions herein described shall be fully paid or accrued by Southeast Texas prior to closing.

5.10.2      Without limiting the generality of the foregoing, all of Southeast Texas’ or Community Bank & Trust’s data processing contracts (including item processing service contracts, if any), automated teller machine system contracts, employment contracts, employee or contractor severance agreements or policies, incentive compensation arrangements, and other services contracts shall be terminated by Southeast Texas or Community Bank & Trust prior to closing on a date to be coordinated with Texas Regional, except (i) for those contracts that have been approved for continuation in writing by Texas Regional prior to Closing; and (ii) the data processing contracts (including item processing service contracts, if any) and automated teller machine system contracts shall be terminated effective as of May 8, 2004, or such other date determined by mutual decision of Texas Regional and Southeast Texas.  All costs and expenses related to such terminations shall also be fully paid or accrued by Community Bank & Trust and Southeast Texas prior to closing.  The conversion of Community Bank & Trust to Texas Regional’s data processing system will take place on a target conversion date of May 8, 2004, or other date determined by mutual decision of Texas Regional and Southeast Texas, and Southeast Texas shall give all notices required under the relevant contracts and shall otherwise coordinate with Texas Regional as and to the extent required prior to Closing, to permit implementation of the conversion on such date.  The cost of termination and conversion of the existing data processing services agreement shall be paid or accrued by Southeast Texas prior to Closing.

5.11         Declaration of Effectiveness of Registration Statement and Other Approvals.  The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Southeast Texas, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.  Any action required to be taken by Nasdaq to qualify or otherwise approve all such shares for trading on the National Market System shall have been received.

5.12         Closing Price of Texas Regional Stock.  The average closing sale price of the Texas Regional Class A Voting Common Stock as reported on the Nasdaq Stock Market, Inc.’s National Market System, during either the Determination Period or the ten consecutive trading days ending one business day prior to the closing, shall not have been less than an average of $28.00 per share.

5.13          Opinion of Financial Advisor.    Texas Regional shall have received the opinion of First Southwest Company, dated prior to the date of the proxy statement, to the effect that, as of such date, the transaction, including the consideration to be paid as herein described, is fair to Texas Regional from a financial point of view, and such opinion shall not have been withdrawn or materially and adversely modified.

5.14         Fiduciary Responsibility.   In addition to any other right to terminate herein provided, Texas Regional shall have the right to terminate its obligations under this Agreement to consummate the transaction described herein if the Texas Regional Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SOUTHEAST TEXAS

The obligations of Southeast Texas under this Agreement are subject, in the discretion of Southeast Texas, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

6.1           Compliance with Representations and Covenants.  The representations and warranties made by Texas Regional in this Agreement shall have been true in all material respects when made and, except as may otherwise be contemplated or permitted herein, shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Southeast Texas shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

6.2           Shareholder Approval.  The shareholders of Southeast Texas shall have approved the Merger at a duly called meeting of the shareholders.

6.3           Regulatory Approvals.  Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and the merger of Community Bank & Trust with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

6.4           Litigation.  On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions, and Southeast Texas shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

6.5           Declaration of Effectiveness of Registration Statement.  The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Common Stock are to be issued to shareholders of Southeast Texas and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

6.6           Due Diligence Review; No Material Adverse Change.  Southeast Texas and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of Texas Regional and its subsidiaries during the period from the date hereof to the time of Closing.  Southeast Texas shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if as a result of such review Southeast Texas in good faith determines that facts, events or circumstances exist which in the exercise of its reasonable judgment could have a Material Adverse Effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries.  As a condition to Southeast Texas electing to terminate its obligations under this Section or otherwise because there has occurred a fact, event of condition which could have a Material Adverse Effect on the condition, financial position or business prospects of Texas Regional or any of its subsidiaries, Southeast Texas shall pay to Texas Regional a fee in the amount of $500,000 (the “Termination Fee”) in part to reimburse Texas Regional for the costs incurred by Texas Regional in connection with preparation for consummation of the transaction.

6.7           Closing Price of Texas Regional Stock.  The average closing sale price of Texas Regional Class A Voting Common Stock as reported on the Nasdaq Stock Market, Inc.’s National Market System, during either the Determination Period or the ten consecutive trading days ending one business day prior to the closing, shall not have been less than an average of $28.00 per share. In the limited context of a termination as a result of the failure of the condition described in this Section 6.7 that the average closing price has not met the threshold described in this Section 6.7, Southeast Texas Bancshares shall not be required pay the Termination Fee to Texas Regional.

6.8           Opinion of Financial Advisor.    Southeast Texas shall have received the opinion of Alex Sheshunoff & Company, Investment Banking dated prior to the date of the proxy statement to the effect that, as of such date, the transaction, including the consideration to be received, is fair to the Southeast Texas shareholders from a financial point of view, and such opinion shall not have been withdrawn or materially and adversely modified.

6.9           Fiduciary Responsibility.   In addition to any other right to terminate herein provided, Southeast Texas shall have the right to terminate its obligations under this Agreement to consummate the transaction described herein if the Southeast Texas Board of Directors determines that in the exercise of its fiduciary duties, it is required not to continue and consummate the proposed transaction.  As a condition to Southeast Texas Bancshares electing to terminate its obligations pursuant to the foregoing, Southeast Texas Bancshares shall pay the Termination Fee to Texas Regional.

6.10         Opinion of Counsel.  Prior to closing, Texas Regional shall deliver to Southeast Texas the opinion of Texas Regional’s counsel, in form and content satisfactory to Southeast Texas, to the effect that

(i)            Texas Regional is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, and is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board;

(ii)           this Agreement has been duly authorized by all necessary corporate action on the part of Texas Regional, and this Agreement constitutes the valid and binding obligation of Texas Regional enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally; and

(iii)          this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Texas Regional, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Texas Regional is a party or is bound, or any law, regulation, judgment or order binding on Texas Regional.

ARTICLE 7

CLOSING OBLIGATIONS

7.1           Texas Regional Obligations.  At the Closing, Texas Regional shall deliver the following:

7.1.1        Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the forms required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware;

7.1.2        Officer’s Certificate, including an incumbency certification and further certifying as to the existence and good standing of the Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of Texas Regional and Texas Regional Delaware of resolutions authorizing and approving the merger transaction;

7.1.3        Certificates of Existence of each of Texas Regional (issued by the Secretary of State of Texas), Texas Regional Delaware (issued by the Secretary of State of Delaware) and Texas State Bank (issued by the Texas Department of Banking) in each case dated as of a date not more than five days prior to the Closing;

7.1.4        Certificate of Good Standing of each of Texas Regional (issued by the Texas Comptroller of Public Accounts), Texas Regional Delaware (issued by the Secretary of State of Delaware) and Texas State Bank (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

7.1.5        Authorization to the Texas Regional Exchange Agent to issue and deliver the Per Share Stock Consideration and the Per Share Cash Consideration, after all adjustments have been made as herein described, to the former Southeast Texas shareholders; and

7.1.6        Such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by Southeast Texas to consummate the transaction herein described.

7.2           Southeast Texas Obligations.  At the Closing, Southeast Texas shall deliver the following to Texas Regional:

7.2.1        Each of: (a) Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, and Articles of Merger in the form required to be delivered for filing with the Secretary of State of Texas, pursuant to applicable provisions of Texas law, providing for the merger of Southeast Texas with and into Texas Regional Delaware; (b) Certificate of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of Delaware law, providing for the merger of Texas Community Delaware with and into Texas Regional Delaware; and (c) Articles of Merger, in the form required to be delivered for filing with the Texas Banking Department, and any notification required to be delivered to the Texas Savings and Loan Department, in each case pursuant to applicable provisions of Texas law providing for the merger of Community Bank & Trust with and into Texas State Bank.

7.2.2        Officer’s Certificates of Southeast Texas, Texas Community Delaware and Community Bank & Trust, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of Southeast Texas, the approval by the Board of Directors of each of Southeast Texas, Texas Community Delaware and Community Bank & Trust, and by the shareholders of Southeast Texas, by Southeast Texas as the sole shareholder of Texas Community Delaware, and by Texas Community Delaware as the sole shareholder of Community Bank & Trust, in each case authorizing and approving the transaction.

7.2.3        Certificates of Existence of each of Southeast Texas (issued by the Secretary of State of Texas), Texas Community Delaware (issued by the Secretary of State of Delaware) and Community Bank & Trust (issued by the Texas Savings and Loan Department) in each case dated as of a date not more than five days prior to the Closing;

7.2.4        Certificate of Good Standing of each of Southeast Texas (issued by the Texas Comptroller of Public Accounts), Texas Community Delaware (issued by the Secretary of State of Delaware) and Community Bank & Trust (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than five days prior to the Closing;

7.2.5        Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the merger of Southeast Texas and Texas Community Delaware with and into Texas Regional Delaware, and to effect the merger of Community Bank & Trust with and into Texas State Bank;

7.2.6        An opinion of Southeast Texas’ counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

7.2.7        Such other documents, certificates, and other items as may be required to be delivered by Southeast Texas pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to consummate the transaction herein described.

7.3           Transmittal Materials.  Provided that Southeast Texas has provided shareholder and other information in the required form at or prior to the time requested by Texas Regional, letters of transmittal and accompanying instructions will be mailed by Texas Regional or Texas Regional’s transfer agent to shareholders of record of Southeast Texas within five (5) business days following the closing.

ARTICLE 8

MISCELLANEOUS

8.1           Brokers.  Texas Regional and Southeast Texas agree that no broker or finder has in any way brought the parties together or been instrumental in the making of this Agreement, and that no person has any lawful claim for any commission, brokerage or finder’s fee with respect to this

Agreement, the merger of Community Bank & Trust with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party. Texas Regional and Texas State Bank will not be responsible for any brokerage or finders fees and will be indemnified by the Southeast Texas shareholders from any liability for brokerage or finders fees in connection with the transactions.

8.2           Expenses.

8.2.1        The shareholders of Southeast Texas shall bear and be responsible for personal expenses which they may incur in connection with the transaction contemplated hereby, and no part of such personal expenses shall be borne by Southeast Texas, Community Bank & Trust or Texas Regional.  Southeast Texas shall bear and be responsible for its own attorney’s fees and other expenses, including the cost of soliciting proxies and conducting the shareholders’ meeting called to consider the merger transactions (all of which must be reasonable in amount and all of which shall be fully paid or accrued prior to closing).  Without limiting the generality of the foregoing, Southeast Texas shall be responsible for investment banking advisory fees charged to Southeast Texas by Alex Sheshunoff & Company, Investment Banking, pursuant to separate agreement with Southeast Texas.

8.2.2        Texas Regional shall bear and be responsible for its own attorney’s fees and other expenses in connection with the evaluation of the transaction described herein and in connection with the consummation of the transactions contemplated hereby, except as otherwise provided herein. Without limiting the generality of the foregoing, Texas Regional shall be responsible for investment banking advisory fees charged to Texas Regional by First Southwest Company pursuant to separate agreement with Texas Regional.

8.3           Notices.  Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

If to Texas Regional or to Texas State Bank, then to:

Texas Regional Bancshares, Inc.

3900 North 10th Street, 11th Floor

McAllen, Texas 78501

Attention:  Mr. Glen E. Roney

Chairman of the Board

with a copy to:

William A. Rogers, Jr.

Rogers & Whitley, L.L.P.

2210 San Gabriel

Austin, Texas  78705

If to Southeast Texas, Texas Community Delaware or Community Bank & Trust, then to:

Southeast Texas Bancshares, Inc.

535 Calder

Beaumont, Texas 77704

Attention:  Mr. William G. McNinch,

President

with a copy to:

Walter Umphrey

Provost Umphrey

490 Park

Beaumont, Texas 77701

and a copy to:

Donald E. Wood

Locke Liddell & Sapp LLP

3400 JPMorgan Chase Tower

600 Travis

Houston, Texas 77002

8.4           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by section 8.10, the directors, officers, and the Principal Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

8.5           Article and Other Headings.  Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6           Entire Agreement.  This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties.  This Agreement may only be modified by an instrument in writing executed by both Texas Regional and Southeast Texas.

8.7           Waivers.  Texas Regional or Southeast Texas may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

8.8           Governing Law.  This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

8.9           Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

8.10         Principal Shareholders of Southeast Texas.  Contemporaneously with the execution and delivery hereof, each Principal Shareholder is executing and delivering to Texas Regional a Shareholders Agreement and Irrevocable Proxy in the form attached hereto as Annex B.  The execution by each of the Principal Shareholders of Southeast Texas of the Shareholders Agreement and Irrevocable Proxy is a material consideration to Texas Regional, inducing Texas Regional to execute this Agreement and but for the execution of the Shareholders Agreement and Irrevocable Proxy by each of the Principal Shareholders Texas Regional would not execute this Agreement.  Pursuant to the Shareholders Agreement and Irrevocable Proxy, each Principal Shareholder that is a director or executive officer of Southeast Texas further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the 1933 Act, and each agrees not to transfer any Texas Regional stock received by such shareholder in the Merger except in compliance with applicable provisions of the 1933 Act, the 1934 Act and applicable rules and regulations promulgated thereunder, including Rule 145 and applicable provisions of Rule 144.  The obligations of the Principal Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

[Remainder of page left blank intentionally;

signature lines follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TEXAS REGIONAL BANCSHARES, INC.

ATTEST:	By:	/s/	G.E. Roney
Glen E. Roney,
Chairman of the Board and President
/s/ Carolyn Joyner
Carolyn Joyner, First Vice President & Secretary/Treasurer

TEXAS REGIONAL DELAWARE, INC.

ATTEST:	By:	/s/	G.E. Roney
Glen E. Roney,
President
/s/ R.T. Pigott, Jr.
R. T. Pigott, Jr., Secretary

SOUTHEAST TEXAS BANCSHARES, INC.

ATTEST:	By:	/s/	W. McNinch, President
William G. McNinch,
President
/s/ George Simonton
Secretary